Exhibit 99.1

Jaguar Signs Distribution Agreement for Japan for Neonorm Foal & Neonorm Calf

Jaguar Receives Extension of Nasdaq Listing

San Francisco, CA (April 28, 2017): Jaguar Animal Health, Inc. (NASDAQ: JAGX) (“Jaguar”), an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses, today announced that it has signed an exclusive distribution agreement with JP Equine Services for distribution of Jaguar’s lead non-prescription products, Neonorm™ Foal and Neonorm™ Calf, in Japan.

Neonorm™ Foal is a natural, clinically-tested, non-drug product designed for use as an anti-diarrheal in newborn horses. Diarrhea is one of the most common clinical complaints in foals, especially within the first 30 days of life. The crippling effects of dehydration that often result from secretory diarrhea in foals can manifest quickly, precipitate adverse health effects and lead to death. Neonorm™ Calf has been formulated and clinically tested to help proactively retain fluid in dairy calves and reduce the severity of diarrhea—aiding calves in avoiding debilitating, dangerous levels of dehydration associated with scours.

In the year 2,000, there were an estimated 115,000 horses in Japan1—a country where more than 21,000 horse races are held annually. According to the Japan Dairy Council, there were an estimated 1,450,000 dairy cattle in Japan in 2012, spread across 20,100 dairy farms. Although dairy products have traditionally not represented a large portion of the Japanese diet, increases in disposable income in recent years have led to an increased interest in foreign products and growth in the intake of dairy.2

Headquartered in Jamaica, NY and established in 2001, JP Equine Services began as a shipping company handling transport of thoroughbred racehorses to Japan, Korea, Saudi Arabia and Italy. The company later expanded into distribution of equine products to breeding farms and veterinary practices throughout the world.

“We’re very excited to represent Neonorm™ Foal and Neonorm™ Calf in Japan and look forward to a successful relationship with Jaguar Animal Health,” commented Jimmy Preziosi, founder of JP Equine Services.

Henry Schein, Inc., the world’s largest provider of health care products and services to office-based dental, animal health and medical practitioners, continues to serve as Jaguar’s exclusive distributor of Neonorm™ Foal in the U.S. equine market.

Extension of Nasdaq Listing

Jaguar also announced today that, on April 27, 2017, the Company was notified that the Nasdaq Hearings Panel (the “Panel”) determined to grant the Company’s request for continued listing on Nasdaq. The Company’s continued listing is subject to the completion of Jaguar’s proposed merger with Napo Pharmaceuticals, Inc. on or before July 31, 2017, and the Company’s compliance with Nasdaq’s $2.5 million stockholders’ equity requirement as a result of the merger. The Company is diligently working to timely evidence compliance with the terms of the Panel’s decision. The decision follows the Company’s recent hearing before the Panel, at which it presented its plan to evidence compliance with the stockholders’ equity requirement concurrent with the merger.

About Jaguar Animal Health, Inc.

Jaguar Animal Health, Inc. is an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses. Canalevia™ is Jaguar’s lead prescription drug product candidate, intended for the treatment of various forms of diarrhea in dogs. Equilevia™ (formerly referred to as SB-300) is Jaguar’s prescription drug product candidate for the treatment of gastrointestinal ulcers in horses. Canalevia™ and Equilevia™ contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are the Company’s lead non-prescription products. Neonorm™ is a standardized botanical extract derived from the Croton lechleri tree. Canalevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals. Jaguar has nine active investigational new animal drug applications, or INADs, filed with the FDA and intends to develop species-specific formulations of Neonorm™ in six additional target species, formulations of Equilevia™ in horses, and Canalevia™ for cats and dogs.

For more information about Jaguar, please visit www.jaguaranimalhealth.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the completion of Jaguar’s proposed merger with Napo Pharmaceuticals, Inc. on or before July 31, 2017, the Company’s ability to timely evidence compliance with the terms of the Panel’s decision, Jaguar’s intention to develop species-specific formulations of Neonorm™ in additional target species, and the Company’s plan to develop formulations of Canalevia™ for cats, horses and dogs. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

1A. Fotovati1, Y. Mizuno, T. Ito and H. Moriyama, A Statistical Study of the Horse Industry in Japan, Asian-Aus. J. Anim. Sci. 13 Supplement July 2000 C: 403

2The Food and Beverage Market Entry Handbook: Japan: A Practical Guide to the Market in Japan for European Agri-food Products

Source: Jaguar Animal Health, Inc.

Contact:

Garth Russell

KCSA Strategic Communications

P: 212-896-1250

grussell@kcsa.com

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